Exhibit 99.1

Flexsteel Announces 12% First Quarter Sales Growth

DUBUQUE, Iowa--(BUSINESS WIRE)--October 16, 2012--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales of $91.2 million, a 12% increase for the first quarter ended September 30, 2012 as compared to the prior year first quarter. Residential net sales were $72.3 million in the current quarter, an increase of 16% from the prior year quarter of $62.5 million. Commercial net sales were approximately $19.0 million in the current and prior year quarters.

The Company reported record net income for a first fiscal quarter of $2.9 million or $0.40 per share for the quarter ended September 30, 2012 compared to $2.4 million or $0.34 per share for the prior year quarter.

Working capital (current assets less current liabilities) at September 30, 2012 was $102.8 million compared to $103.7 million at June 30, 2012. Changes in working capital from June 30, 2012 to September 30, 2012 include a reduction in cash of $7.4 million offset by increases in inventory of $2.9 million and accounts receivable of $2.2 million, and a reduction in current liabilities of $0.9 million. The higher inventory levels support the increases in residential sales volume and expanded product offerings. The accounts receivable increase is primarily due to the timing of collections.

Cash decreased by $7.4 million during the first fiscal quarter of 2013 with net cash used in operating activities of $3.5 million, capital expenditures of $3.0 million and payment of dividends of $1.0 million. The Company expects that capital expenditures will be approximately $3.0 million for the remainder of fiscal year 2013.

All earnings per share amounts are on a diluted basis.

Outlook
The Company believes that moderate top line growth will continue through the end of calendar year 2012. Residential growth will continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects current order trends for commercial products to continue for the remainder of the calendar year. The Company is confident in its ability to take advantage of market opportunities as they present themselves. However, our optimism is guarded due to the uncertainty that the upcoming elections and economic factors have on the consumers’ confidence and willingness to buy.

The Company remains committed to its core strategies, which include offering a wide range of quality products and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet and profitable growth. We believe these core strategies are in the best interest of our shareholders.

Analysts Conference Call
The Company will host a conference call for analysts on October 17, 2012, at 10:00 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 29377388. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 29377388.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash	$6,528	$13,970
Trade receivables, net	35,791	33,601
Inventories	85,540	82,689
Other	5,822	5,333
Total current assets	133,681	135,593

NONCURRENT ASSETS:
Property, plant, and equipment, net	33,241	29,867
Other assets	16,372	16,212

TOTAL	$183,294	$181,672

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,838	$12,973
Accrued liabilities	18,092	18,876
Total current liabilities	30,930	31,849

LONG-TERM LIABILITIES:
Other long-term liabilities	10,445	10,381
Total liabilities	41,375	42,230

SHAREHOLDERS’ EQUITY	141,919	139,442

TOTAL	$183,294	$181,672

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2012	2011
NET SALES	$91,237	$81,520
COST OF GOODS SOLD	(70,136)	(62,556)
GROSS MARGIN	21,101	18,964
SELLING, GENERAL AND ADMINISTRATIVE	(16,710)	(15,331)
OPERATING INCOME	4,391	3,633
INTEREST AND OTHER INCOME	161	125
INCOME BEFORE INCOME TAXES	4,552	3,758
INCOME TAX PROVISION	(1,680)	(1,380)
NET INCOME	$2,872	$2,378

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,938	6,727
Diluted	7,241	6,969
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.41	$0.35
Diluted	$0.40	$0.34

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2012	2011
OPERATING ACTIVITIES:
Net income	$2,872	$2,378
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation	792	690
Deferred income taxes	(19)	(33)
Stock-based compensation expense	312	118
Provision for losses on accounts receivable	30	(70)
Gain on disposition of capital assets	(1)	(3)
Changes in operating assets and liabilities	(7,503)	(6,034)
Net cash used in operating activities	(3,517)	(2,954)

INVESTING ACTIVITIES:
Net (purchases) sales of investments	(159)	145
Proceeds from sale of capital assets	1	3
Capital expenditures	(3,005)	(580)
Net cash used in investing activities	(3,163)	(432)

FINANCING ACTIVITIES:
Dividends paid	(1,035)	(503)
Proceeds from issuance of common stock	273	86
Net cash used in financing activities	(762)	(417)

Decrease in cash	(7,442)	(3,803)
Cash at beginning of period	13,970	17,889
Cash at end of period	$6,528	$14,086

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392